Exhibit 99.1
Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES ENTRY INTO NEW
CREDIT AGREEMENT
EL SEGUNDO, Calif., October 19, 2010 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today announced it has entered into a new credit agreement, arranged by Wells Fargo Capital Finance, with Wells Fargo Bank, as Administrative Agent and Collateral Agent, Bank of America, as Documentation Agent, PNC Bank and Union Bank.
The new credit agreement provides for a revolving credit facility with aggregate availability of up to $140 million, which amount may be increased at the option of the Company up to a maximum of $165 million. The Company may also request additional increases in aggregate availability, which the lenders have the option to provide, up to a maximum of $200 million. The credit facility includes a $50 million sublimit for the issuance of letters of credit and a $20 million sublimit for swingline loans. In each case, the availability will be subject to a borrowing base calculation under the agreement.
Loans under the new credit facility will bear interest based on LIBO rates or a specified base rate (generally Wells Fargo’s prime rate), plus a margin that is determined based on the remaining availability under the credit line. The margin for LIBO rate loans ranges from 2.00% to 2.25%, and the margin for base rate loans ranges from 1.00% to 1.25%.
The Company used the proceeds from the initial borrowings under this new credit facility to repay in full all of its outstanding indebtedness under its prior financing agreement with The CIT Group/Business Credit, Inc. and a syndicate of other lenders.
“We are pleased with the terms of the new credit facility and believe they reflect the strength of our business model and strong cash flow,” said Barry Emerson, the Company’s Chief Financial Officer. “We feel this facility, along with our healthy financial condition, will provide our business with financial flexibility to support continued long-term growth. We are fortunate to have partnered in this effort with such a solid bank group, led by the experience and resources of Wells Fargo Capital Finance.”
The initial termination date of the new credit facility is October 18, 2014. The Company will be filing with the Securities and Exchange Commission a Current Report on Form 8-K, which will include additional details about the agreement.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 391 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended January 3, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 2010. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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